Exhibit 99.1
CA REPORTS THIRD QUARTER FISCAL YEAR 2008 RESULTS
Company Increases Outlook for Revenue and for GAAP and Non-GAAP EPS and
Reaffirms CFFO Outlook of $1.05 Billion to $1.1 Billion
ISLANDIA, N.Y., Jan. 31, 2008 — CA, Inc. (NYSE:CA), one of the world’s largest management software companies, today announced results for its third quarter fiscal year 2008, which ended Dec. 31, 2007.
Financial Information Overview

(in millions, except per share data)	Q3FY08	Q3FY07	Change

Revenue	$1,100	$1,002	10%
GAAP Diluted EPS from continuing operations	$0.31	$0.10	210%
GAAP Income from continuing operations	$163	$52	213%
GAAP Cash Flow from continuing operations	$233	$587	(60%)
Non-GAAP Diluted EPS*	$0.36	$0.24	50%

*	A reconciliation of each non-GAAP financial measure referenced in this press release to its most directly comparable GAAP financial measure is included in the tables following this news release.
“CA has recorded another solid quarter — our fifth in a row,” said John Swainson, CA’s president and chief executive officer. “Most importantly, we remain on course to finish the year with revenue and earnings per share exceeding the updated annual outlook provided at our financial analyst day last December.
“I am very satisfied with our continued performance improvement, and I am very proud of the people of CA for their efforts and accomplishments,” Swainson continued. “Our EITM strategy enables us to communicate CA’s value proposition to customers in a clear and compelling way, and we have made considerable progress in our efforts to cross-sell and up-sell a broader portfolio of CA products to new and existing customers.
“I am confident that CA’s stable customer base and rich product portfolio puts us in a strong position in today’s competitive environment. Our results are clearly showing the benefits of the transformation efforts we began three years ago. We continue to manage our business prudently: controlling costs, increasing efficiency and improving margins at the same time as we focus on delivering innovative products and driving revenue growth,” Swainson concluded.
Third Quarter Results
Total revenue for the third quarter was $1.100 billion, an increase of 10 percent, or 4 percent in constant currency, compared to $1.002 billion reported in the comparable prior year period. For the first three quarters of fiscal year 2008, total revenue was $3.192 billion, up 9 percent, or 5 percent in constant currency, over the first three quarters of fiscal year 2007.
Total North American revenue was up 5 percent in the third quarter while revenue from international operations was up 17 percent, or 4 percent on a constant currency basis, compared to the same period last year.

Total product and services bookings in the third quarter were $1.228 billion, compared to $1.553 billion reported in the comparable prior year period, and, as expected, declined 21 percent on a year-over-year basis. During the third quarter of fiscal year 2008, the Company renewed 16 license agreements greater than $10 million, totaling $303 million, compared to 18 such deals, totaling $700 million, in the prior year period. The weighted average duration of new direct bookings in the third quarter was 3.16 years, compared to 3.74 years in the prior year’s third quarter. When annualized, the year-over-year decrease from new direct bookings was 9 percent.
For the first three quarters of fiscal year 2008, total product and services bookings were $3.069 billion, up 9 percent from the $2.805 billion reported in the first three quarters of fiscal year 2007. In addition, annualized direct bookings for the first three quarters of the fiscal year increased 17 percent over the same period last year. The Company now expects total product and services bookings for the full 2008 fiscal year to grow at a percentage in the mid-teens over the prior year.
Total expenses, before interest and income taxes, for the third quarter were $851 million, a decrease of 6 percent, compared to $907 million in the prior year period. The third quarter was positively affected by a decrease in amortization of capitalized software from the comparable quarter last year. In the third quarter, GAAP operating income was $249 million, representing an operating margin of 23 percent, a 14 percentage point improvement from the prior year period.
Total expenses, before interest and income taxes, for the first three quarters were $2.488 billion, a decrease of 8 percent, compared to the $2.712 billion reported in the first three quarters of fiscal year 2007. The decline in expenses was driven primarily by a decrease in amortization of capitalized software, lower restructuring costs and improved expense management.
On a non-GAAP basis, which excludes purchased software and intangibles, amortization, restructuring and other costs, the Company reported third quarter operating expenses of $800 million, up one percent from the $791 million reported in the prior year period. Excluding the negative impact of currency, non-GAAP operating expenses were down 3 percent year-over-year. In the third quarter, non-GAAP operating income was $300 million, up 42 percent from the prior year period and representing a non-GAAP operating margin of 27 percent — a 6 percentage point improvement from the third quarter of fiscal year 2007.
The Company recorded GAAP income from continuing operations of $163 million for the third quarter, or $0.31 per diluted common share, compared to $52 million, or $0.10 per diluted common share, in the prior year period. This improvement is a result of higher revenue, expense control and the decrease in amortization of purchased software and restructuring costs described above. For the first three quarters of fiscal year 2008, GAAP income from continuing operations was $429 million, or $0.80 per diluted common share, up from the $141 million, or $0.25 per diluted common share, reported in the same period in fiscal year 2007.
The Company recorded non-GAAP income from continuing operations of $192 million for the third quarter, or $0.36 per diluted common share, compared to $133 million, or $0.24 per diluted common share, reported a year earlier. For the first three quarters of fiscal year 2008, non-GAAP income from continuing operations was $524 million, up 34 percent from the first three quarters of fiscal year 2007, while non-GAAP earnings per diluted common share were $0.97 in the first three quarters of fiscal year 2008, an increase of 43 percent, over the $0.68 reported in the same period in fiscal year 2007.
For the third quarter of fiscal year 2008, CA reported cash flow from operations of $233 million, compared to $587 million in cash flow from operations in the third quarter of fiscal year 2007. The year-over-year decline was due primarily to last year’s stronger than usual bookings in the third quarter, the result of a catch-up from a weaker than normal first half of fiscal year 2007. Cash flow also was affected by an investment in working capital in the third quarter, the majority of which the Company expects to recover in the fourth quarter of 2008. Additionally, third quarter cash flow was affected by lower than expected cash taxes due principally to a tax refund. For the first three quarters of the fiscal year, the Company recorded $413 million in cash flow from operations compared to $547 million reported in the prior year period.
Capital Structure
The balance of cash, cash equivalents and marketable securities at Dec. 31, 2007, was $2.078 billion. With $2.575 billion in total debt outstanding, the Company has a net debt position of $497 million.
Outlook for Fiscal Year 2008
The Company updated its fiscal year 2008 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).
•	The range for total revenue increases to $4.25 billion to $4.28 billion from the prior outlook of $4.15 billion to $4.2 billion. The new outlook is at the high end of the Company’s original guidance of 3 to 4 percent growth in constant currency;

•	The range for GAAP earnings per share from continuing operations increases to $0.99 to $1.03 per share from the previous outlook of $0.87 to $0.91 per share and includes $60 million in charges from previously disclosed restructuring plans, compared to the previous estimate of $35 million;

•	The range for Non-GAAP operating earnings per share increases to $1.22 to $1.26 per share compared to the previous outlook of $1.06 to $1.10 per share; and,

•	The full-year cash flow from operations outlook of $1.05 billion to $1.1 billion is reaffirmed. The Company said it expects cash taxes for the fiscal year 2008 to be lower than the previously estimated $470 million and restructuring payments of $90 million to $100 million compared to the previous estimate of $84 million.
The revenue and earnings per share guidance is updated for currency exchange rates and assumes no acquisitions.

The Company anticipates approximately 514 million shares outstanding at fiscal year-end and a weighted average diluted share count of approximately 541 million shares for the fiscal year. The Company also expects a full-year tax rate on non-GAAP income of approximately 36 percent.
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation as well as a webcast that the Company will host at 5 p.m. ET today to discuss its third quarter fiscal year 2008 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.
About CA
CA (NYSE: CA), one of the world’s largest independent software companies, provides software solutions to unify and simplify™ IT management. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. Founded in 1976, CA serves customers in virtually every country in the world. For more information, please visit www.ca.com.
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, and restructuring and other charges. Non-GAAP income from continuing operations also excludes the interest on convertible bonds. Tax rate on non-GAAP income from continuing operations is determined by reference to an estimated effective full year tax rate inclusive of tax rate impacts of certain discrete items, such as non-US tax rate changes, reconciliations of non-US tax filings to non-US tax provisions and resolutions of US and international tax contingencies. Non-GAAP adjusted cash flow excludes restructuring and other payments and SEC settlement payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of CA’s key financial metrics; changes to the compensation of CA’s sales organization and changes to CA’s sales coverage model and organization could adversely affect CA’s business, financial condition, operating results and cash flow; if CA does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA may lose access to third party operating systems or certain third party software that CA uses in daily operations, either of which could delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; CA’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights or that CA owes royalty payments; fluctuations in foreign currencies could result in translation losses; CA has outsourced various functions to third parties and these arrangements may not be successful; and the other factors described in CA’s filings with the Securities and Exchange Commission. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Copyright © 2008 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA, Inc.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue:
Subscription revenue	$894	$773	$2,581	$2,274
Professional services	92	93	280	258
Maintenance	74	100	230	306
Software fees and other	40	36	101	100

Total revenue	1,100	1,002	3,192	2,938

Expenses:
Cost of professional services	87	81	265	228
Costs of licensing and maintenance	63	60	195	177
Amortization of capitalized software costs	29	83	87	271
Selling, general and administrative	464	479	1,386	1,425
Product development and enhancements	133	132	383	406
Depreciation and amortization of other intangible assets	40	36	117	107
Other expenses (gains), net	13	4	8	(13)
Restructuring and other	22	32	47	101
Charge for in-process research and development costs	—	—	—	10

Total expenses before interest and income taxes	851	907	2,488	2,712

Income from continuing operations before interest and income taxes	249	95	704	226
Interest expense, net	10	25	37	45

Income from continuing operations before income taxes	239	70	667	181
Income tax expense	76	18	238	40

Income from continuing operations	163	52	429	141
Loss from discontinued operations, inclusive of realized loss on sale, net of income taxes	—	(2)	—	(3)

NET INCOME	$163	$50	$429	$138

Basic net income per share	$0.32	$0.10	$0.83	$0.25
Basic weighted average shares used in computation	510	524	515	551

Diluted net income per share(1)	$0.31	$0.09	$0.80	$0.25
Diluted weighted average shares used in computation(1)	536	549	541	575

(1)	Net income and the number of shares used in the computation of diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Table 2
CA, Inc.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	December 31,	March 31,
	2007	2007(1)
Cash, cash equivalents and marketable securities	$2,078	$2,280
Trade and installment accounts receivable, net	332	355
Deferred income taxes — current	384	346
Other current assets	97	71

Total current assets	2,891	3,052

Installment accounts receivable, due after one year, net	231	331
Property and equipment, net	478	469
Purchased software products, net	166	203
Goodwill	5,355	5,345
Deferred income taxes — noncurrent	287	310
Other noncurrent assets	736	808

Total assets	$10,144	$10,518

Current portion of long-term debt and loans payable	$359	$11
Deferred subscription revenue (collected) — current	1,580	1,753
Financing obligations (collected) — current	50	63
Deferred maintenance revenue	123	154
Other current liabilities	1,309	1,622

Total current liabilities	3,421	3,603

Long-term debt, net of current portion	2,216	2,572
Deferred income taxes — noncurrent	17	20
Deferred subscription revenue (collected) — noncurrent	499	495
Financing obligations (collected) — noncurrent	13	39
Other noncurrent liabilities	294	99

Total liabilities	6,460	6,828

Common stock	59	59
Additional paid-in capital	3,558	3,547
Retained earnings	2,159	1,780
Accumulated other comprehensive loss	(100)	(96)
Treasury stock	(1,992)	(1,600)

Stockholders’ equity	3,684	3,690

Total liabilities and stockholders’ equity	$10,144	$10,518

(1)	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 3
CA, Inc.
Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	December 31,
	2007	2006 (1)
OPERATING ACTIVITIES:
Net Income	$163	$50
Loss from discontinued operations, net of income taxes	—	(2)

Income from continuing operations	163	52

Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	69	119
Provision for deferred income taxes	(30)	(132)
Provision for bad debts	5	(1)
Non-cash stock based compensation expense and defined contribution plan	35	32
Foreign currency transaction (gains), losses before taxes	(1)	5
Increase in trade and current installment accounts receivable, net	(5)	(156)
Decrease in noncurrent installment accounts receivable, net	45	46
(Decrease) increase in deferred subscription revenue (collected) — current	(109)	379
Decrease in deferred subscription revenue (collected) — noncurrent	(7)	(42)
(Decrease) increase in financing obligations (collected) — current	(3)	47
(Decrease) increase in financing obligations (collected) — noncurrent	(30)	26
Decrease in deferred maintenance revenue	(28)	(12)
Increase in taxes payable, net	172	167
Decrease in accounts payable, accrued expenses and other	(31)	(13)
Restructuring and other, net	(7)	3
Changes in other operating assets and liabilities	(5)	67

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	233	587

INVESTING ACTIVITIES:
Settlements of purchase accounting liabilities	(1)	(2)
Purchases of property and equipment	(26)	(37)
Proceeds from sale of assets	8	1
Increase in restricted cash	—	(9)
Capitalized software development costs	(27)	(24)

NET CASH USED IN INVESTING ACTIVITIES	(46)	(71)

FINANCING ACTIVITIES:
Dividends paid	(21)	(21)
Debt repayments, net	(3)	(3)
Exercise of common stock options and other	6	4

NET CASH USED IN FINANCING ACTIVITIES	(18)	(20)

INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	169	496
Effect of exchange rate changes on cash	20	42

INCREASE IN CASH AND CASH EQUIVALENTS	189	538
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,888	1,295

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,077	$1,833

(1)	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 4
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Income from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total revenue	$1,100	$1,002	$3,192	$2,938

Total expenses before interest and income taxes	851	907	2,488	2,712

Income from continuing operations before interest and income taxes(1)	249	95	704	226
GAAP Operating Margin (% of revenue)	23%	9%	22%	8%

Non-GAAP operating adjustments:
Purchased software amortization	15	70	45	230
Intangibles amortization	14	14	48	41
Restructuring and other	22	32	47	101
Charge for in-process research and development costs	—	—	—	10

Total non-GAAP operating adjustments	51	116	140	382

Non-GAAP operating income before interest and taxes	300	211	844	608
Non-GAAP Operating Margin (% of revenue)	27%	21%	26%	21%

Interest expense, net	10	25	37	45
Interest on dilutive convertible bonds	(2)	(2)	(6)	(6)

Non-GAAP income from continuing operations before income taxes	292	188	813	569

Income tax provision(2)	100	55	289	179

Non-GAAP income from continuing operations	$192	$133	$524	$390

Non-GAAP diluted EPS(3)	$0.36	$0.24	$0.97	$0.68

Diluted weighted average shares used in computation(3)	536	549	541	575

(1)	See the Condensed Consolidated Statement of Operations in table 1 for a bridge from Income from continuing operations before interest and income taxes to Income from continuing operations.

(2)	Tax rate on non-GAAP income from continuing operations is determined based on an estimated effective full year tax rate inclusive of tax rate impacts of certain discrete items, such as non-US tax rate changes, reconciliations of non-US tax filings to non-US tax provisions and resolutions of US and international tax contingencies.

(3)	Non-GAAP income from continuing operations and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 5
CA, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Total expenses before interest and income taxes	$851	$907	$2,488	$2,712

Non-GAAP adjustments:
Purchased software amortization	15	70	45	230
Intangibles amortization	14	14	48	41
Restructuring and other costs	22	32	47	101
Charge for in-process research and development costs	—	—	—	10

Total non-GAAP adjustments	51	116	140	382

Total non-GAAP operating expenses	$800	$791	$2,348	$2,330

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP diluted earnings per share	$0.31	$0.09	$0.80	$0.25

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.03	0.10	0.11	0.31
Restructuring and other charges	0.03	0.04	0.06	0.11
Charge for in-process research and development costs	—	—	—	0.01
Non-GAAP effective tax rate adjustments (1)	(0.01)	0.01	—	—

Diluted non-GAAP earnings per share	$0.36	$0.24	$0.97	$0.68

(1)	Tax rate on non-GAAP income from continuing operations is determined based on an estimated effective full year tax rate inclusive of tax rate impacts of certain discrete items such as non-US tax rate changes, reconciliations of non-US tax filings to non-US tax provisions and resolutions of US and international tax contingencies.

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Reconciliation of Projected GAAP Results to
Projected Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Fiscal Year Ending
	March 31, 2008

Projected GAAP EPS from continuing ops. range	$0.99	to	$1.03

Non-GAAP adjustments from continuing operations, net of taxes
Purchased software and intangibles amortization	0.15		0.15
Restructuring and other charges(1)	0.07		0.07
Impact from convertible senior notes	0.01		0.01

Projected diluted non-GAAP operating EPS range	$1.22	to	$1.26

(1)	Reflects estimated total restructuring and other charges of $60 million for fiscal year 2008. The actual amount incurred may differ from this amount.

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com